NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces
Appointment of Laura K. Thompson to Board of Directors
PITTSBURGH, September 30, 2019 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC) ("WESCO"), a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistics services, today announced the appointment of Laura K. Thompson to its Board of Directors, consistent with WESCO’s long-standing commitment to ongoing Board refreshment. Ms. Thompson will also serve as a member of the Board’s Audit Committee upon her appointment, which is effective October 1, 2019.
Ms. Thompson served as Executive Vice President of The Goodyear Tire & Rubber Company until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She has over 35 years of international business and finance experience, including as Vice President of Business Development and Vice President of Finance and Director of Investor Relations. Ms. Thompson is also a Director of Parker Hannifin Corporation.
John J. Engel, WESCO's Chairman, stated, “We are very pleased to welcome Laura to our Board of Directors. Laura’s deep financial expertise and her global executive leadership experience in finance, operations and business development at a Fortune 200 company make her an excellent addition to our Board and an asset to our stockholders and our company.”
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About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,300 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff, Director, Investor Relations
(412) 454-4220
http://www.wesco.com

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